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FOR IMMEDIATE RELEASE    Contacts:
May 19, 1998
                         HUNTSMAN PACKAGING CORPORATION     INFORMATION AGENT:
                         Scott K. Sorensen                  MacKenzie Partners, Inc.
                         Executive Vice President and       (212) 929-5500
                            Chief Financial Officer         BANKS AND BROKERS:
                         (801) 532-5200                     (212) 929-5500

                                                            ALL OTHERS:
                                                            1-800-322-2885
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          HUNTSMAN PACKAGING CORPORATION COMPLETES TENDER OFFER FOR BLESSINGS
          CORPORATION


          SALT LAKE CITY, UT -- Huntsman Packaging Corporation announced today that the $21.00 per share cash tender offer for the common stock of Blessings Corporation by a Huntsman subsidiary expired at 5:00 p.m., New York City time, on Monday, May 18, 1998.

          Huntsman reported that at the expiration of the offer 9,819,669 shares, or approximately 97%, of the outstanding common stock of Blessings, had been tendered and were accepted for purchase.

          Huntsman anticipates that the merger of Blessings with Huntsman's subsidiary will be completed promptly. The remaining public shareholders of Blessings will also receive $21.00 per share in cash.